UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Nuveen New York AMT-Free Quality Municipal Income Fund

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NUVEEN A TIAA COMPANY NUVEEN NEW YORK AMT-FREE QUALITY MUNICIPAL INCOME FUND (NRK) THE FUTURE OF YOUR INVESTMENT DEPENDS ON YOUR VOTE. Your Fund is at risk, and the stakes are higher than ever. Without your vote, all shareholders stand to lose the benefit of a proven management team and a qualified Board that has consistently delivered for you. Defending your financial future is simple: FINAL NOTICE: SHAREHOLDER ACTION REQUIRED VOTE FOR NUVEEN’S THREE CLASS III BOARD MEMBERS VOTE AGAINST KARPUS’ PROPOSAL TO TERMINATE THE FUND’S INVESTMENT ADVISORY AGREEMENT X THE ANNUAL MEETING WILL TAKE PLACE ON AUGUST 15, 2024. FOLLOW INSTRUCTIONS TO VOTE NOW NRK431 - 33976 - Z88183 – 6

HOW DO I VOTE ON THE WHITE PROXY CARD? 1. Election of Board Members: Class III: 1a. Joanne T. Medero 1b. Loren M. Starr 1c. Matthew Thornton III 2. To ratify the selection of KPMG LLP as the Fund’s independent registered public accounting firm for the fiscal year ending August 31, 2024. 3. If properly presented at the Annual Meeting, a shareholder proposal to terminate the Fund’s investment advisory agreement. For Against Abstain HOW ELSE CAN I VOTE? Use the website provided on your WHITE proxy card and follow the simple instructions VOTE ONLINE Call the toll-free number on your WHITE proxy card and follow the simple instructions VOTE BY PHONE IF YOU HAVE ANY QUESTIONS ABOUT THE PROPOSALS TO BE VOTED UPON: Please contact Georgeson LLC toll-free: (866) 679-3234 On the enclosed white proxy card, follow the selection guide below: DO NOT RETURN ANY GREEN CARD SENT TO YOU BY KARPUS A vote on the green card cancels your support for Nuveen Protect Your Fund. Vote for Nuveen’s three Class III Board Members Vote against Karpus’ proposal to terminate the Fund’s investment advisory agreement